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FACTS ABOUT CONVERSION

As you are aware, on September 1, 2001, we completed the first step of our strategic plan by converting from a credit union to an Illinois mutual savings bank. We are pleased to announce that Allied First Bank is embarking upon the next step and converting from the mutual to the stock form of organization (the "Conversion"). As noted in the information we provided for the credit union conversion, completion of this step is an integral part of this strategic plan. In connection with the Conversion, Allied First Bancorp, Inc., the newly-formed holding company for Allied First Bank, is offering common stock in a subscription offering pursuant to a Plan of Stock Conversion.

This brochure answers some of the most frequently asked questions about the Conversion and about your opportunity to invest in common shares of Allied First Bancorp.

Investment in the common stock of the Holding Company involves certain risks. For a discussion of these risks and other factors, including a complete description of the offering, INVESTORS ARE URGED TO READ THE ACCOMPANYING PROSPECTUS, especially the discussion under the heading "Risk Factors".

WHY IS ALLIED FIRST BANK CONVERTING TO STOCK FORM?
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The stock form of ownership is used by most business corporations and an increasing number of savings institutions. The stock form of organization offers many competitive advantages, including growth opportunities and increased capital levels.

WILL THE CONVERSION AFFECT ANY OF MY DEPOSIT ACCOUNTS OR LOANS?
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No. The Conversion will have no effect on the balance or terms of any savings account or loan, and your deposits will continue to be federally insured by the Federal Deposit Insurance Corporation ("FDIC") to the maximum legal limit. YOUR SAVINGS ACCOUNT IS NOT BEING CONVERTED INTO STOCK.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION OFFERING?
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Certain past and present depositors of Allied First Bank are eligible to purchase common stock in the subscription offering.


HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?
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Allied First Bancorp, Inc. is offering up to 608,350 shares of common stock, subject to adjustment as described in the Prospectus, at a price of $10.00 per share through the Prospectus.


HOW MANY SHARES MAY I BUY?
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The minimum order is 25 shares. No person may purchase more than 15,000 shares and no person, together with associates of, and persons acting in concert with such person, may purchase more than 30,000 shares of common stock as further discussed in the Prospectus.

WILL THE COMMON STOCK BE INSURED?
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No. Like any other common stock, the Holding Company's common stock will not be insured.

DO MEMBERS HAVE TO BUY THE COMMON STOCK?
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No. However, the Conversion will allow depositors of Allied First Bank an opportunity to buy common shares and become shareholders of the Holding Company for the financial institution with which they do business.

HOW DO I ORDER THE COMMON STOCK?
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You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are contained in this packet. Your order must be received by 12:00 Noon, Central Time on December __, 2001.

HOW MAY I PAY FOR MY COMMON STOCK?
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First, you may pay for common stock by check, money order or cash (only if delivered by you in person, though we prefer that you exchange cash for a check). Interest will be paid by Allied First Bank on these funds at the passbook rate from the day the funds are received until the completion or termination of the Conversion. Second, you may authorize us to withdraw funds from your deposit account or certificate of deposit at Allied First Bank for the amount of funds you specify for payment. You will not have access to these funds from the day we receive your order until completion or termination of the Conversion. THERE IS NO PENALTY FOR WITHDRAWAL FROM A CERTIFICATE OF DEPOSIT.


CAN I PURCHASE STOCK USING FUNDS IN MY ALLIED FIRST BANK IRA ACCOUNT?
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Federal regulations do not permit the purchase of common stock in connection with the Conversion from your existing Allied First Bank IRA account. To accommodate our depositors, we have made arrangements with an outside trustee to allow such purchases. Please call our Stock Information Center for additional information.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?
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The Board of Directors of the Holding Company does not anticipate paying a cash dividend. They may decide in the future to pay

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dividends, but the timing and amount of such would be determined at that time.

HOW WILL THE COMMON STOCK BE TRADED?
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The Holding Company's stock is expected to trade on the OTC "Electronic Bulletin
Board". However, no assurance can be given that an active and liquid market will develop.


ARE OFFICERS AND DIRECTORS OF ALLIED FIRST BANK PLANNING TO PURCHASE STOCK?
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Yes! The officers and directors of Allied First Bank plan to purchase, in the aggregate, $805,000 worth of stock or approximately 13.79% of the common stock offered at the maximum of the offering range.


MUST I PAY A COMMISSION?
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No. You will not be charged a commission or fee on the purchase of common stock in the Conversion.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION?
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Yes.  Your "YES" vote is very important!

PLEASE VOTE, SIGN AND RETURN ALL PROXY CARDS!

WHY DID I GET SEVERAL PROXY CARDS?
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If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts.

HOW MANY VOTES DO I HAVE?
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Your proxy card(s) show(s) the number of votes you have. Every depositor is entitled to cast one vote for each $100, and a proportionate fractional vote for an amount of less than $100, on deposit as of the voting record date, up to 1000 votes.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?
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Yes, but we would still like you to sign and mail your proxy today. If you decide to revoke your proxy you may do so at any time before such proxy is exercised by executing and delivering a later dated proxy or by giving written notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

                       FOR ADDITIONAL INFORMATION YOU MAY
                        CALL OUR STOCK INFORMATION CENTER
                              MONDAY THROUGH FRIDAY
                         8:00 AM TO 4:30 PM CENTRAL TIME

                            STOCK INFORMATION CENTER
                            TOLL FREE (877) 298-6520
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                                    QUESTIONS

                                       AND

                                     ANSWERS

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                              ALLIED FIRST BANCORP,
                                      INC.


                               Holding Company for

                                Allied First Bank



THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY ALLIED FIRST BANCORP, INC., ALLIED FIRST BANK, THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND, THE ILLINOIS OFFICE OF BANKS AND REAL ESTATE OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS.